 Exhibit 10.22

DATED	2007

(1) EROS INTERNATIONAL LTD.

and

(2) PRANAB KAPADIA

______________________________

SERVICE AGREEMENT

______________________________

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THIS AGREEMENT is made on                                                                 2007

BETWEEN:-

(1)	Eros International Ltd of Unit 23 Sovereign Park, Coronation road, Park royal London NW10 7QP (the "Company"); and

(2)	Pranab Kapadia of 56 Drake Road, Harrow HA2 9EA (the "Executive")

IT IS AGREED as follows:

1.	Interpretation

1.1	In this agreement the following expressions have the following meanings:

"Appointment"	the employment of the Executive by the Company under this agreement;

"Board"	the board of directors of the Company from time to time or committee of directors of the Company as may be authorised by the board from time to time;

"Commencement Date"	1st December 2007;

"Confidential Information"	information confidential to the Company and any Group Company including but not limited to Intellectual Property, customer and prospective customer information, film/film producer information (including names addresses, contact names and addresses, telephone numbers and e-mail addresses) business plans, trade secrets, product specifications, market research, financial data and forecasts, capital strategy and capital raising activities (proposed and ongoing), business methods, marketing

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strategies, tenders and price sensitive information, fees, commission structure, feasibility figures and plans relating to contracts (actual and proposed), details of actual and proposed contracts, requirements of customers or prospective customers or film producers, information in respect of which the Company or any Group Company is bound by an obligation of confidence to any third party and information notified to the Executive as being confidential;

"Group" or "Group Company"	the Company and any subsidiary or holding company of the Company or any affiliate of the Company for the time being or any other subsidiary or affiliate of the holding company of the Company for the time being. Both "subsidiary" and "holding company" shall have the meaning given in section 736 of the Companies Act 1985 and "affiliate" shall have the meaning given in section 259(5) of the Companies Act 1985;

"Holding Board"	the board of directors of the Holding Company from time to time or committee of directors of the Holding Company as may be authorised by the board from time to time;

"Intellectual Property"

includes letters patent, trademarks, service marks, copyrights, design rights, applications for registration of any of the foregoing and the right to apply for them in any part of the world, creations, arrangements, devices, inventions or improvements upon or additions to an invention, moral rights, confidential information, know-how and rights of a similar nature arising or subsisting anywhere in the world in relation to all of the foregoing whether registered or unregistered;

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"Probationary Period"	Period of 6 months from Commencement Date

"Prospective Customer"	any person, firm, company or other organization who or which was at the Termination Date in negotiations with the Company or any Group Company with a view to dealing with the Company or any Group Company as a customer;

"Recognised Investment Exchange"	the same meaning as in section 417 of the Financial Services and Markets Act 2000;

"Relevant Period"	the period of 12 months immediately preceding the earlier of the Termination Date or the date upon which the Executive is placed on garden leave in accordance with clause 3.5;

"Restricted Business"	the business of developing, producing, casting, financing, manufacturing, selling, leasing, renting, distributing, advertising, publicising, marketing or otherwise exploiting Bollywood and/or Indian films in any mode or format and/or any other business or activity of the Company in which the Executive had any involvement during the course of his employment or with which any employee of the Company under the Executive's control had any involvement or dealings in the course of his duties at any time during the Relevant Period.

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"Restricted Employee"	any employee or consultant or director of the Company or any Group Company as at the Termination Date or such other person engaged by any Group Company who had access to Confidential Information and/or with whom the Executive had personal dealings during the Relevant Period;

"Restricted Supplier''	any person, firm or company who at any time during the Relevant Period was a supplier of the Company or any Group Company being a person, firm or company with whom or which the Executive personally dealt on behalf of the Company or any Group Company during the Relevant Period;

"Restricted Territory"	any country in which the Executive conducted Restricted Business on behalf of the Company;

"Review Date"	First Anniversary of the Commencement Date

"Termination Date"	the date of termination of the Appointment howsoever occurring.

1.2	Words denoting the singular include the plural and vice versa and words denoting gender include both genders.

1.3	References to any provisions or any statute shall be deemed to include a reference to all and every statutory amendment, modification, re-enactment and extension and to any regulation or orders made under any of them in force on or after the date of this agreement.

1.4	Save where otherwise appears, reference to a clause or schedule shall be deemed to be a reference to a clause or schedule of or to this agreement.

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1.5	Headings to clauses are for the convenience of reference only and shall not affect the meaning or construction of anything contained in this agreement.

2.	The Appointment

2.1	Subject to the terms of this agreement, the Company shall employ the Executive and the Executive shall serve as President - Europe & Africa or such other capacity as the Board may from time to time determine.

3.	Term of Employment and Notice

3.1	Subject to earlier termination provided for in this agreement, the Appointment shall start on the Commencement Date and upon the successful completion of the Probationary Period it will continue until terminated by either party giving to the other not less than 3 months prior written notice of termination. Within the Probationary Period the Company may terminate this agreement upon 1 week prior written notice.

3.2	The Company may at any time in its absolute discretion elect to terminate the Appointment immediately by paying to the Executive, in lieu of any period of notice or any part of it, an amount equivalent to the Executive's basic salary (at the rate then payable under this agreement) for such period or part period. Such a payment shall be subject to such deductions for tax and employee's national insurance as are required by law and to any other authorised deductions.

3.3	For the purposes of the Employment Rights Act 1996, the Executive's period of continuous employment with the Company commenced on 1st December 2007.

3.4	The normal retirement age is sixty five.

3.5	The Company shall not be obliged to provide work to the Executive at any time after notice of termination of the Appointment shall have been given by either party under any of the provisions of this agreement and the Company may in its absolute discretion take any one or more of the following steps in respect of all or part of an unexpired period of notice:-

3.5.1	require the Executive to comply with such conditions as it may reasonably specify in relation to; (i) attending at or remaining away from the place(s) of business of the Company and/or (ii) contacting or refraining from contacting all or any employees, officers, customers, clients, agents or suppliers of the Company or any Group Company;

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3.5.2	perform part of his normal duties only or assign the Executive to duties other than his normal duties provided such duties are broadly commensurate with his status under this agreement;

3.5.3	withdraw any powers vested in, or duties assigned to the Executive; and

3.5.4	require the Executive to resign his directorship of any Group Company;

provided always that during any such period the Company shall continue to pay the Executive's salary and all contractual benefits (unless and until this agreement shall be terminated). The Executive shall remain an employee of the Company and shall remain bound by all obligations owed to the Company under this agreement including, but not limited to, his obligations under clause 4.5 of this agreement.

4.	Powers and duties

4.1	During the Appointment the Executive shall at all times:-

4.1.1	exercise the powers and functions and perform the duties reasonably assigned to him from time to time by the Board in such manner as may be reasonably specified;

4.1.2	well and faithfully serve the Company and use his utmost endeavours to promote and maintain the interests and reputation of the Company but so far as is reasonably practicable, not in any way which may conflict with the interests of any Group Company;

4.1.3	render his services in a professional and competent manner and in willing co-operation with others;

4.1.4	unless prevented by ill-health or other unavoidable cause, devote his whole working time, attention and abilities exclusively to carrying out his duties hereunder and such other time as is reasonably necessary for the proper performance of his duties;

4.1.5	conform to the reasonable instructions or directions of the Board(or anyone duly authorised by it) and implement and apply the policies of the Company as determined by the Board from time to time; and

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4.1.6	comply with the rules and procedures of the Company and of any association or professional body to which the Company and/or the Executive may from time to time belong.

4.2	The Executive shall report to the Group Chief Operating Officer, Jyoti Deshpande, or such other person as the Board may from time to time direct, as and when required and shall at all times keep the Board fully informed of his activities and shall promptly provide such information and explanations as may be requested from time to time by the Board.

4.3	The Executive shall not at any time, without the prior consent of the Board;

4.3.1	incur on behalf of the Company any capital expenditure in excess of such sum as may be authorised from time to time by resolution of the Board;

4.3.2	enter into on behalf of the Company any commitment, contract or arrangement which is otherwise than in the normal course of business or is outside the scope of his normal duties or is of an unusual or onerous or long term nature;

4.3.3	engage any person on terms which vary from those established from time to time by resolution of the Board; or

4.3.4	dismiss any employee of the Company without giving proper statutory or (if longer) contractual notice or without following the statutory disciplinary procedure and in any case the Executive shall immediately report any dismissal effected by him and the reason for it to the Board.

4.4	The Executive shall not at any time during the Appointment directly or indirectly enter into or be concerned in any trade or business or occupation whatsoever other than the business of the Company except with the prior written consent of the Board which may be given subject to any conditions or terms the Board considers appropriate. This clause shall not prevent the Executive from holding up to 3% of any class of shares, debentures or other securities in a company which is listed or dealt in on a Recognised Investment Exchange.

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4.5	The Executive shall comply with the Listing Rules, Model Code and all other rules and regulations of the Company and the UK Listing Authority and every applicable rule of law in force from time to time in relation to him dealing in shares or other securities of the Company and the Group.

4.6	The Executive shall not contravene the provisions of Part V (Insider Dealing) of the Criminal Justice Act 1993.

4.7	In this clause the expression "occupation" includes membership of Parliament or of a local authority, council or other public or private work (whether for profit or otherwise). which, in the reasonable opinion of the Board, may hinder or otherwise interfere with the Executive's ability to perform his duties under this agreement.

5.	Place of Work and Travel

5.1	The Executive's normal place of work shall be the Company's premises at London or at any other location that may be agreed with the Executive.

5.2	The Company may require the Executive to travel to such places within UK and overseas as may reasonably be required for the proper performance of his duties.

6.	Hours of Work

6.1	Normal working hours are from 9.00am to 6.00pm Monday to Friday inclusive. The Executive shall attend to the business of the Company during such other hours as may be necessary for the proper and efficient performance of his duties under this Agreement. The Executive shall not be entitled to receive any remuneration for work done outside normal working hours.

7.	Remuneration

7.1	The Company shall pay the Executive during the continuation of the Appointment a basic gross annual salary of£ 90,000 (Sterling Pounds Ninety thousand only) (less statutory and voluntary deductions). The Executive's basic salary shall accrue from day to day and will be payable in arrears by equal monthly instalments on or about the last working day of each month.

7.2	The Executive's basic salary shall be reviewed by the Board annually on or before the anniversary of the Review Date upon successful review of the Executive's performance at such anniversary.

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7.3	The Executive hereby consents to the deduction from his remuneration under this agreement of any sums owing by the Executive to the Company or to any Group Company at any time and he also agrees to make payment to the Company of any sums owed by him to the Company or any Group Company upon demand by the Company at any time. This sub clause is without prejudice to the right of the Company or any Group Company to recover any sums or balance of sums owed by the Executive to the Company or any Group Company by legal proceedings.

7.4	The Executive will be entitled to be granted 15,000 shares, at an option price of £4 per share. The options shall be exercisable as to 34 % on the Executive completing 1 year of service with the Company and as to a further 33% every anniversary thereof for the next two years provided that the Executive remains in continuous service with the Company or group. For avoidance of doubt, the share option will lapse to the extent that it has not been exercisable once the employee is no longer in service with the Company or group.

8.	Bonus

8.1	The Executive shall be eligible to participate in any bonus scheme introduced by the Company applicable to him, subject to the rules of the scheme and the Company's discretion. The Company may amend, withdraw or substitute any bonus scheme at any time at its entire discretion. For the avoidance of doubt during the first year of this Agreement the Executive may earn between 50%-100% of the value of his salary either in cash or share options as stated herein by way of a bonus payment payable at the Company's discretion in the event that the Executive achieves certain targets to be determined and notified to him by the Board of the Company. For the avoidance of doubt this shall not be automatic.

8.2	Subject to clause 8.1, any bonus in respect of any financial year will be paid to the Executive on the last working day of the month in which the Holding Board meets to consider and determine the bonus provide that the Executive is still employed by the Company and not under notice.

9.	Reimbursement of Business Expenses

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9.1	The Company shall (on production of receipts or other evidence as it may require) repay or cause to be repaid to the Executive all business class travelling for long haul flights, hotel, entertainment, and other out-of-pocket expenses from time to lime wholly, exclusively and necessarily incurred by him in the proper performance of his duties pursuant to his employment under this agreement as long as they are pre-approved in writing by his line manager.

10.	Medical cover

10.1	The Executive shall be eligible for family health cover.

11.	Holiday

11.1	In addition to the usual statutory bank holidays in the UK, the Executive shall be entitled to 25 working days paid holiday for each complete calendar year worked (and pro rata for part of each calendar year worked) to be taken at such time or limes as may be approved by the Board in advance. Holiday entitlement shall accrue from day to day.

11.2	Holiday entitlement may not be carried forward to the next calendar year save with the prior written agreement of the Board and no money will be paid in lieu of any such untaken holiday.

11.3	In the event that the Company or the Executive gives notice of termination of the Appointment, the Company may require the Executive to take any holidays which have or will have accrued by the Termination Date during the period of notice, in which case the Executive shall not be entitled to any payment in lieu of such holidays.

11.4	On the termination of this Agreement the Company shall pay the Executive for any accrued but untaken holiday. If the Executive shall have taken more days' paid holiday than his accrued entitlement as at the Termination Dale, the Executive shall repay to the Company the appropriate amount for each day's paid holiday taken in excess of her accrued entitlement. A day's pay shall be 1/2601h of his basic salary and fractions of days shall be rounded to the nearest whole day.

12.	Incapacity

12.1	When absent due to sickness or any other reason, the Executive must inform a member of the Board of the cause(s) of his absence as soon as possible on the first working day of absence unless there is a reasonable explanation as to why this is not possible. A self-certification form must be completed to cover up to the first seven days of absence. A doctor's medical certificate must be provided for absences of eight consecutive days or more due to sickness, injury or other incapacity. Certificates must be provided to cover completely any subsequent and consecutive period of absence.

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12.2	The Company has the right to require the Executive at any stage of absence to produce a medical certificate from a registered medical practitioner.

12.3	If required by the Holding Board the Executive shall undergo examinations by a medical adviser to be appointed or approved by the Holding Board and the Executive hereby authorises such medical adviser to disclose the results of any such examination (including any Sensitive Personal Data as defined in the Data Protection Act 1998) to the Board and discuss with it any matters arising from the examination as might impair the Executive in properly discharging his duties under this agreement.

12.4	Statutory sick pay will be paid by the Company according to the rates in force from time to time. The qualifying days for statutory sick pay purposes shall be Monday to Friday inclusive. Any payments which the Company may make to the Executive in addition to his entitlement to any statutory sick pay shall be at the absolute discretion of the Company and shall be inclusive of statutory sick pay and without prejudice to the Company's right to terminate this agreement. The Executive shall be entitled to sick pay for a period or periods not exceeding an aggregate of 30 working days' absence in any consecutive twelve month period. Any sick pay shall be paid at the rate of the Executive's salary (less any deduction for statutory sick pay or other benefit or payments made under any PHI Scheme provided by the Company) and shall be made entirely at the discretion of the Company.

12.5	The Company shall be entitled to deduct from any such remuneration the amount (if any) which the Executive is entitled to claim in consequence of his incapacity by way of state sickness related benefits or by way of income from any health insurance scheme operated by the Company for the benefit of the Executive whether or not a claim is made.

12.6	If the Executive is incapable of performing his duties by reason of any accident, illness or injury or other incapacity caused wholly or partly by any act or omission of any third party in relation to which the Executive may be or become entitled to recover damages or compensation, then all net payments made to the Executive under this clause 13 in respect of the said absence shall be loans to the Executive to be repaid if and to the extent that he recovers damages or compensation for loss of earnings from the said third party and/or from the Criminal lnjuries Compensation Board or the Motor Insurers' Bureau or any other similar body by action or otherwise. Where the Executive receives any damages or compensation for loss of earnings, he shall notify the Company in writing forthwith and shall repay the amount due to the Company under this clause within 90 days of receipt of the said damages or compensation.

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12.7	The Company shall be entitled during any period during which the Executive is absent due to accident, illness or injury or other incapacity to appoint any other person or persons to perform the duties and exercise the powers of the Executive in his place on such terms and conditions as the Company shall see fit. On resuming office all powers are to be vested back to the Executive.

13.	Confidentiality

13.1	The Executive acknowledges that during his employment by the Company he will receive and have access to Confidential Information.

13.2	All rights, title and interest in and to the Confidential Information shall remain the exclusive property of the Company or, where appropriate, any Group Company and the Executive shall not during the continuance of the Appointment (otherwise than in the proper performance of his duties) or at any time after the Termination Date directly or indirectly use, divulge, export or communicate to any person, firm, company or other organisation any Confidential Information for any purpose whatsoever and shall use his best endeavours to prevent its unauthorised publication, use or disclosure. This obligation shall be in addition to and not in substitution for any express or implied duty of confidentiality owed by the Executive to the Company or any Group Company.

13.3	After the Termination Date, the restrictions at clause 10.2 shall not apply in respect of any Confidential Information:

13.3.1	in the public domain, otherwise than as a result of any unauthorised act or omission on the part of the Executive; or

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13.3.2	which the Executive is required by law to disclose, provided that the Executive first notifies the Company in writing that he is required to disclose such Confidential Information.

14.	Intellectual Property

14.1	Should the Executive discover or participate in the making or discovery of Intellectual Property in the course of his employment under this Agreement (irrespective of whether he was carrying out his normal duties or others specifically assigned to him) then all such Intellectual Property shall belong to the Company absolutely in accordance with the provisions of the Registered Designs Act 1949, the Patents Act 1977 and the Copyright, Designs and Patent Act 1988.

14.2	The Executive will forthwith notify to the Company full details of all Intellectual Property which he may make discover or participate in the making or discovery of whether or not in the course of his employment under this agreement, and will keep the Company appraised at all times of the stage that has been reached in relation to any improvement or creation of such Intellectual Property. If the Company requests (and at its expense) the Executive shall give and supply all such information, data, drawings and assistance as may be required to enable the Company to exploit the Intellectual Property to the best advantage.

14.3	At the Company's expense but without payment to the Executive, the Executive shall take all steps and carry out all acts that may be necessary to ensure that title to the Intellectual Property is lawfully vested in the Company, including signing all applications and executing any other documents that may be necessary and will carry out such acts and steps with expedition on the instructions of the Company, in particular where the filing of any claim to such Intellectual Property right may give the Company priority.

14.4	The Executive hereby irrevocably appoints the Company as his attorney in his name and on his behalf to execute any documents related to Intellectual Property and generally to act and to use his name for the purpose of giving the full benefit of this clause to the Company (or its nominee). A certificate in writing signed by a director or the secretary of the Company that an instrument or act falls within the authority confirmed by this clause shall be conclusive evidence in favour of a third party that it is the case.

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14.5	The Executive waives all of his moral rights as defined in the Copyright, Designs and Patents Act 1988 in relation to the Intellectual Property which is the property of the Company by virtue of clause 9.1.

14.6	If the Executive makes, discovers or participates in the making or discovery of any Intellectual Property during his Appointment under this agreement but which is not the property of the Company or any Group Company under clause 9.1, the Company shall, subject only to the provisions of the Patents Act 1977, have the right to acquire for itself or its nominee the Executive's rights in the Intellectual Property within three months after disclosure under clause 9.2 on fair and reasonable terms to be agreed or settled by a single arbitrator.

14.7	The provisions of this clause 9 shall remain in force with regard to any Intellectual Property made or discovered during the Executive's Appointment under this agreement and shall be binding upon his representatives notwithstanding the termination of the Appointment.

15.	Termination

15.1	The Company may terminate the Appointment immediately without notice and without any obligation to pay any further sums to the Executive whether by way of compensation, damages or otherwise in respect of or in lieu of any notice period or unexpired term of the Agreement, and without prejudice to any other rights of the Company if the Executive:

15.1.1	commits any repeated or continued material breach, or any serious breach of his obligations to the Company having first been given a reasonable opportunity to remedy the breach (provided it is capable of remedy) by notification from the Holding Board in writing, but having failed to do so; or

15.1.2	is convicted of an serious criminal offence (other than an offence under road traffic legislation for which imprisonment is not a sanction); or

15.1.3	becomes of unsound mind or a patient within the meaning of the Mental Health Act 1983; or

15.1.4	acts in any manner which in the opinion of the Holding Board brings or is likely to bring him, the Company or any Group Company into material disrepute; or

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15.1.5	fails or neglects efficiently and/or diligently to carry out his duties to the reasonable satisfaction of the Holding Board; or

15.1.6	is guilty of gross misconduct or any other conduct which, in the opinion of the Holding Board is calculated or likely to materially affect prejudicially the interests of any Group Company whether or not such misconduct or other conduct occurs during or in the context of the Appointment; or

15.1.7	resigns as a director of the Company other than at the request of the Holding Board; or

15.1.8	is disqualified from being a director of a company by reason of an order made by a competent court; or

15.1.9	has an interim receiving order made against him, becomes bankrupt or makes a composition or enters into a deed of arrangement with his creditors; or

15.1.10	is convicted of an offence under Part V of the Criminal Justice Act 1993 or under any other statutory enactment or regulations relating to insider dealing; or

15.1.11	fails to comply with the Company's rules in relation to compliance.

15.2	The rights of the Company under clause 10.1 are without prejudice to any other rights it might have under this agreement or at law to terminate the Appointment or to accept any breach of the agreement on the part of the Executive as having brought the agreement to an end. For the avoidance of doubt, where there are no circumstances justifying summary dismissal under clause 10.1, the methods by which the Company may terminate the Appointment are not restricted to the giving of notice in accordance with clauses 3.1 (term of employment) or 10.3 (termination on account of illness or injury) or to the making of a payment in lieu of notice under clause 3.2 (payment in lieu of notice) and accordingly, if the Company terminates the Appointment without giving notice or without making a payment in lieu of notice, any damages to which the Executive may be entitled shall be calculated in accordance with ordinary common law principles including those relating to mitigation of loss and accelerated receipt.

15.3	Without prejudice to clauses 10.1 and 3.2, but notwithstanding any other provision of this agreement, if the Executive shall become unable to perform

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his duties properly by reason of accident, illness or injury for a period or periods aggregating at least 30 days in any period of 12 consecutive calendar months (the "Period or Periods of Incapacity'') then the Company may, by not less than six months' prior written notice to the Executive given at any time while the Executive is incapacitated by accident, illness or injury from performing his duties under the agreement, terminate the Appointment provided that the Company shall withdraw any such notice if during the currency of the notice the Executive returns to full time duties and provides a medical practitioner's certificate satisfactory to the Holding Board to the effect that he has fully recovered his health and that no recurrence of his illness or injury can reasonably be anticipated.

15.4	The Company may suspend the Executive on full pay at any time to investigate any allegations of misconduct relating to his and to hold a disciplinary hearing.

15.5	Upon termination of the Appointment howsoever caused or, if so requested by the Company, on notice being served by either party on the other to terminate the Appointment the Executive shall;

15.5.1	immediately deliver up to the Company any property belonging to the Company or any Group Company and any document, computer disk or other data storage device containing any Confidential Information and shall cease to represent himself as being in any way connected with the Company or any Group Company;

15.5.2	irretrievably delete any information relating to the business of the Company or any Group Company stored on any magnetic or optical disk or memory and all matter derived therefrom (having first satisfied himself that the Company has copies thereof) which is in his possession, custody, care or control outside the premises of the Company or any Group Company and shall produce such evidence of compliance with this sub-paragraph as the Company may require; and

15.5.3	at the request of the Board or the Holding Board, immediately resign any directorship office or appointment held by him in the Company or any Group Company without any claim for compensation or damages for loss of such office or appointment and in the event of his failure to do so within five days of such request the Executive hereby irrevocably appoints the Company as his attorney to execute letters of resignation of such directorships, offices or appointments on his behalf and to take such other steps as are necessary to give effect to such resignations; and

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15.5.4	transfer to the Company, or as it may direct all shares held by him in the Company or in any Group Company as nominee or trustee for the Company and deliver to the Company the certificates therefore and the Executive hereby irrevocably appoints the Company his attorney to execute any such transfers on his behalf.

15.6	The termination of the Appointment shall not operate to affect those provisions of this agreement which are intended to have effect after the Termination Date.

16.	Post Termination Restrictions

16.1	For a period of twelve months immediately following the Termination Date, the Executive shall not, whether by himself or by any servant or agent or otherwise howsoever, and whether on the Executive's own account or on behalf of or in conjunction with any other person, firm, company or other organisation directly or indirectly:

16.1.1	`carry on or assist with, be employed by, be engaged by, hold a position with, be concerned in, interested in or control the carrying on of any activity or business which is the same as or competes with the Restricted Business anywhere in any Restricted Territory, (except as the holder of shares in a company whose shares are listed on a Recognised Investment Exchange which confer not more than 3% in total of the votes which could normally be cast at a general meeting of that company);

16.1.2	in relation to any business which is the same as or in competition with the Restricted Business conduct any business, perform any services for or canvas, solicit or approach or cause to be canvassed or solicited or approached for the purpose of obtaining business, orders or custom, or otherwise deal with any person, firm, company or other organisation which was a client or customer of the Company or any Group Company at the Termination Date or during the Relevant Period and with whom the Executive had any dealings or of whom the Executive was aware in the course of his employment;

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16.1.3	in relation to any business the same as or in competition with the Restricted Business conduct any business, perform any services or supply goods to, canvas, solicit, deal or approach or cause to be canvassed, solicited or approached for the purpose of obtaining business, orders of custom any Prospective Customer with whom the Executive had any dealings in the course of his duties at any time in the Relevant Period.

16.2	For a period of twelve months immediately following the Termination Date, the Executive shall not, whether by himself or by any servant or agent or otherwise howsoever, and whether on the Executive's own account or on behalf of or in conjunction with any other person, firm, company or other organisation directly or indirectly:

16.2.1	offer employment to or employ or offer to or conclude a contract for services in the Restricted Territory with any Restricted Employee or procure or facilitate the making of such an offer;

16.2.2	seek to entice away from the Company or any Group Company or otherwise solicit or interfere with the relationship between the Company and any Restricted Supplier or any Group Company and any Restricted Supplier.

16.3	The Executive shall not at any time after the Termination Date;

16.3.1	directly or indirectly anywhere in any Restricted Territory for a period of 12 (twelve months) following the Termination Date carry on a business either alone or jointly with or as officers, manager, agent, consultant or employee of any person whether similar to any part of the business of the Company or any Group Company (as conducted at any time) or otherwise under a title or name comprising or containing the word Bollywood or any colourable imitation thereof and he will at all times procure that any company controlled by him will not carry out such business under any such title or name; and

16.3.2	say or do anything which is harmful to the reputation or goodwill of the Company or any Group Company or likely to or calculated to lead to any person, firm, company or other organisation to withdraw from or cease to continue to offer a Group Company any rights of purchase, sale, import, distribution or agency enjoyed by it;

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16.3.3	hold himself out falsely as being in anyway connected with any Group Company; and

16.3.4	solicit, entice or procure or endeavour to solicit, entice or procure any employee to breach his contract of employment with the Company or any Group Company or any person to breach his contract for services with the Company or any Group Company.

16.4	The period of each of the above restrictions shall be reduced by the period, if any, during which the Company exercises its rights under clause 3.5.

16.5	The Executive has had an opportunity to consider the restrictions prior to execution of this agreement and agrees that each of the restrictions set out above constitutes an entirely separate, severable and independent covenant and restriction upon him the duration extent and application of each of which is no greater than is reasonably necessary for the protection of goodwill and the legitimate trade connections of the Restricted Business.

16.6	Further, if a restriction on him contained in this agreement is found void but would be valid if some part of it were deleted, the restriction shall apply with such deletion as may be necessary to make it valid and effective.

16.7	The Executive recognises that given his role with the Company and within the Group and the Group's structure the Company has an interest in the business of the other Group Companies which it is legitimate for it to protect by the covenants set out above.

16.8	Notwithstanding and without prejudice to the foregoing of this clause it is acknowledged by the Executive that the Company holds the benefit of these covenants on trust for any Group Company as the Company may direct in substantially the same terms as the covenants the Executive has entered into with the Company. If so requested by the Company, the Executive shall enter into separate contracts with a Group Company.

16.9	The Executive shall show these restrictions to any firm, person, company or other organisation which is the same as or competes with or proposes or is likely to compete with the Restricted Business which offers him employment or a contract for services to him and which he accepts or is minded to accept.

/s/ JD	/s/ PK

17.	Data Protection

17.1	The Executive shall at all times during the Appointment act in accordance with the Data Protection Act 1998 (the "DPA”) and shall comply with any policy introduced by the Company from time to time to comply with the DPA. Breach of this undertaking will constitute a disciplinary offence.

17.2	The Executive hereby consents to the Company holding and processing both electronically and manually the Personal Data it collects which relates to the Executive which is necessary or reasonably required for the proper performance of this agreement, for management, administrative and other employment related purposes (both during and after the Appointment) or for the conduct of the Group's business or to comply with applicable laws, rules and regulations (the "Authorised Purposes") and ·the Executive agrees to provide the Group with all Personal Data relating to him which is necessary or reasonably required for the Authorised Purposes.

17.3	The Executive explicitly consents to the Company or any other Group Company processing his Personal Data, including his Sensitive Personal Data, where this is necessary or reasonably required to achieve one or more of the Authorised Purposes.

17.4	The Executive acknowledges that the Company may, from time to time collect or disclose his Personal Data (including his Sensitive Personal Data) from and to third parties (including without limitation the Executive's referees, any management consultants or computer maintenance companies engaged by the Company, the Company's professional advisers, other Group Companies, any suppliers of goods or services to the Group and any potential purchasers of the business, the Company and/or the Group). The Executive consents to such collection and disclosure even where this involves the transfer of such data outside the European Economic Area where this is necessary or reasonably required to achieve one or more of the Authorised Purposes or is in the interests of the Company and/or its shareholders.

17.5	Further, the Executive consents to the transfer of Personal Data to any employee of the Company who has requested any Personal Data in an equal pay or other questionnaire served pursuant to statute provided that the transfer of Personal Data is limited to Personal Data lawfully requested and subject to the Company first receiving a written undertaken from the requesting employee to keep any disclosed Personal Data strictly confidential and not to use the disclosed Personal Data for any purpose other than pursuing legal proceedings in an Employment Tribunal.

/s/ JD	/s/ PK

17.6	The Company agrees to process any Personal Data made available to it by the Executive in accordance with the provisions of the DPA.

17.7	In this clause "Data Controller" "Personal Data" "processing" and "Sensitive Personal Data" shall have the meaning set out in sections 1 and 2 of the DPA.

18.	Grievance and Disciplinary procedures

18.1	The Executive shall be subject to the disciplinary and grievance procedures in force from time to time.

19.	Capacity

19.1	The Executive warrants that in entering into this agreement and performing his obligations under it, he will not be in breach of any terms or obligations under any further or other employment or appointment and will not become precluded from entering into this agreement or fulfilling his obligations under it and he will indemnify the Company against any costs, claims or demands against it arising out of any such breach by him.

20.	General

20.1	This agreement constitutes the entire agreement between the Company and the Executive in connection with the Appointment and operates in substitution for and to the exclusion of any terms of employment, arrangements, or other agreements in force between the Company and the Executive or any Group Company and the Executive but without prejudice to any rights of action already accrued in respect of any breach of this agreement by the other party.

20.2	No agreement made between the Company and the Executive or any Group Company and the Executive nor any amendment to this agreement will be legally binding on the Company, any Group Company or the Executive unless and until that agreement or amendment is confirmed in writing by the Company or (as the case may be) any Group Company and the Executive.

20.3	The provisions of this agreement are severable and if any provision is held to be invalid or unenforceable by any court or body of competent jurisdiction then such invalidity or unenforceability shall not effect the remaining provisions of this agreement.

/s/ JD	/s/ PK

20.4	There are no collective agreements in place in relation to the Executive's Appointment.

20.5	Any communication under this agreement shall be deemed served if, when addressed to the party, it is left at or sent by registered or recorded delivery post or by facsimile transmission or other electronic means of written communication with confirmation by letter given by close of business on the next following business days to the addresses set out in this agreement or to such other addresses as maybe notified by the parties for the purpose of this clause. Any communication to the Company must be marked "For the attention of the Company Secretary".

20.6	Communications which are sent or despatched as set out below shall be deemed to have been received by the addressed as follows:

20.6.1	by post- 2 business days after despatch;

20.6.2	by facsimile transmission or other electronic means of written communication - on the business day next following the day of which the communication was sent.

20.7	In proving service by post it shall only be necessary for a party to prove that the communication was in an envelope which was duly addressed, stamped and posted by registered or recorded delivery post.

20.8	For the purpose of this clause a "business day" means a day on which the clearing banks in the City of London are open for business. "Close of Business" means 18:00 hours local time in London.

20.9	This agreement shall be governed by and construed in accordance with the laws of England and Wales and each party to this agreement submits to the exclusive jurisdiction of the English courts.

/s/ JD	/s/ PK

20.10	Except as expressly provided for above, nothing in this agreement confers on any third party any benefits under the provisions of the Contracts (Rights of Third Parties) Act 1999.

IN WITNESS whereof the parties hereto have entered into this agreement as a Deed on the day and year first above written.

EXECUTED as a DEED by	)

EROS INTERNATIONAL LIMITED	)	/s/ Jyoti Deshpande

acting by	)	Director

Director/Secretary

SIGNED as a DEED by	)

PRANAB KAPADIA	)	/s/ Pranab Kapadia

in the presence of:	)

Signed

Witness signature	/s/ Nayeem Syed

Witness name	NAYEEM SYED

Witness address	7 ALBANY STREET

LONDON NW1 4DX

Witness occupation	GENERAL COUNSEL

/s/ JD	/s/ PK

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